Exhibit 10.1

GOODYEAR SUPPLEMENTARY PENSION PLAN

December 31, 2021 Restatement

The Goodyear Tire & Rubber Company (the “Company”) previously established the Plan, and amended and restated the Plan on October 7, 2008, effective January 1, 2005. The Company now desires to further amend and restate the Plan effective December 31, 2021 as set forth below. This Restatement effective December 31, 2021 is for the purpose of closing the Plan to new participants effective as of December 31, 2021 and providing that no employee of any of the Goodyear Companies shall be eligible to become a participant in the Plan on or after December 31, 2021. Except as modified with respect to closure of the Plan to new participants as described in Article XVIII, all provisions of the Plan shall continue in full force and effect, including without limitation with respect to all current participants and any employee who becomes a participant prior to December 31, 2021.

I.	ELIGIBLE EMPLOYEES

Each employee of The Goodyear Tire & Rubber Company and its subsidiary and affiliated companies (collectively hereinafter sometimes called “Goodyear Companies”) who is a participant in the Retirement Plan for Salaried Employees and/or its successor, The Salaried Pension Plan, The Salaried Savings Plan or a comparable retirement plan for salaried employees which complies with the requirements of Treasury Regulation Section 1.409A-3(j)(5) (herein collectively referred to as “RPSE”), and has been selected from time to time by the Compensation Committee of the Board of Directors as a participant in this Supplementary Pension Plan, shall be eligible to participate either as a participant for Group I or Group II benefits as determined by the Compensation Committee and shall participate in this Plan to the extent of the benefits provided herein (hereinafter referred to as “participant”).

II.	DEFINITIONS

(a)	All terms used in this Plan which are defined in the RPSE shall have the same meanings herein as therein, unless otherwise expressly provided in this Plan.

(b)

For establishing Group I Benefits under this Plan, Monthly Retirement Income shall mean the sum of an employee’s Non-Contributory Pension calculated in the manner provided in the RPSE and his Contributory Pension calculated in the manner provided under Section III of this Plan (without regard to Section 415 of the Code). The Chief Executive Officer is given authority with respect to any participant other than himself and the Compensation Committee is given authority with respect to the Chief Executive Officer as a participant to designate for any given year that the earnings of such participant will be calculated by substituting the participant’s target bonus amount under the Performance Recognition Plan in place of the actual bonus amount.

(c)

For establishing Group II Benefits under this Plan, an employee’s Monthly Retirement Income shall mean the sum of his Non-Contributory Pension calculated in the manner provided in the RPSE as amended May 1, 1985, and his Contributory Pension calculated in the manner provided under Section IV of this Plan (without regard to Section 415 of the Code). The Chief Executive Officer is given authority with respect to any participant other than himself and the Compensation Committee is given authority with respect to the Chief Executive Officer as a participant to designate for any given year that the earnings of such participant will be calculated by substituting the participant’s target bonus amount under the Performance Recognition Plan in place of the actual bonus amount.

(d)	(Only applies as a Post-2004 Provision)

A Specified Employee is an employee who is a specified employee in accordance with Section 409A of the Code. The specified employee identification date for the Plan is December 31 of each year. The specified employee effective date for the Plan is each following January 1.

(e)	(Only applies as a Post-2004 Provision and with respect to Post-2004 Benefits)

For purposes of establishing whether an employee has had a separation from service, the employee will be deemed to have a separation from service on the date of retirement, if the employee after the date of retirement is not reasonably anticipated to provide a level of bona fide services that exceeds 25% of the average level of bona fide services provided by the employee in the immediately preceding 36 months (or the total period of employment, if less than 36 months), within the meaning of Section 409A of tax code.

Continuous Service includes all years of Continuous Service under the RPSE and any additional years of service granted through the Company’s Continuity Plan.

III.	GROUP I BENEFITS

(a)	Amount of Contributory Pension. Contributory Pension shall be an amount equal to the product of:

(i)	1/12th of the Participant’s Average Annual Earnings in excess of the applicable Break Point.

multiplied by

(ii)	2.2 percent for each of employee’s first 10 years of Continuous Service, plus

1.6 percent for each of employee’s next 10 years of Continuous Service, plus

1.0 percent for each of employee’s next 10 years of Continuous Service, plus

0.6 percent for each year of Continuous Service in excess of 30.

(b)

Amount of Supplementary Pension at Normal Retirement. The monthly Supplementary Pension payable to an eligible employee for Group I benefits who retires on his normal retirement date under the RPSE shall be determined as the excess, if any, of (i) over (ii) where:

(i)	is the employee’s total Monthly Retirement Income, and

(ii)

is the employee’s retirement benefit composed of the sum of (A) the Non-Contributory Pension calculated in the manner provided in the RPSE, (B) the Contributory Pension calculated in the manner provided in the RPSE and (C) the amount of Retirement Contributions made for the Participant in the Salaried Savings Plan assuming interest credited at 120% of the Applicable Federal Long-Term Rate (as prescribed under Section l274(d) of the Code), compounded monthly, as of the first day of each calendar quarter.

IV.	GROUP II BENEFITS

(a)	Amount of Contributory Pension. Contributory Pension shall be equal to the greater of:

(i)	1/12th of an amount equal to 60 percent of the aggregate contributions made by him under the Plan; or

(ii)	An amount equal to the product of

(A)	His Adjusted Earnings in excess of his Monthly Base Amount,

multiplied by

(B)	2.4 percent for each of his first 10 years of Continuous Service, plus

1.8 percent for each of his next 10 years of Continuous Service, plus

1.2 percent for each of his next 10 years of Continuous Service, plus

0.6 percent for each year of Continuous Service in excess of 30;

Subject, however, to a maximum of 2.2 percent for each year of Continuous Service if he has less than 15 years of Continuous Service.

(b)

Amount of Supplementary Pension at Normal Retirement. The monthly Supplementary Pension payable to an eligible employee for Group II benefits who retires on his normal retirement date under the RPSE shall be determined as the excess, if any, of (i) over (ii) where:

(i)	is the employee’s total Monthly Retirement Income, and

(ii)	is the employee’s retirement benefit actually determined under the sum of Non-Contributory and Contributory Pensions calculated in the manner provided in the RPSE.

V.	AMOUNT OF SUPPLEMENTARY PENSION AT EARLY RETIREMENT

The monthly Supplementary Pension payable to a participant who retires before attaining normal retirement age under the RPSE shall first be computed in the manner provided by Section III or IV depending upon the participant’s Group, taking into account only Continuous Service and Average Earnings to the actual date of early retirement. Such Supplementary Pension shall then be reduced by 4/10 percent for each entire calendar month by which the date of retirement precedes the first day of the month next following the month in which the day preceding the participant’s 62nd birthday occurs.

VI.	AMOUNT OF SUPPLEMENTARY PENSION AT DISABILITY RETIREMENT

(Only applies as a Pre-2005 Provision)

The monthly Supplementary Pension payable to a participant who retires on a deferred disability pension under the RPSE shall be computed in the manner provided by Section III or IV depending upon the participant’s Group, taking into account only Continuous Service and Average Earnings to the actual date of disability retirement.

AMOUNT OF SUPPLEMENTARY PENSION UPON DISABILITY

(Only applies as a Post-2004 Provision)

All Supplementary Pension Post-2004 Benefits will be paid in a lump sum within 90 days after the Participant becoming disabled.

A Participant is disabled if the Participant receives at least twelve months of the Company’s Long-Term Disability Benefits for Salaried Employees provided that the definition of disability under such plan remains in compliance with Treasury Regulation Section 1.409A-3(i)(4).

VII.	CALCULATION OF BENEFITS

Participants in this Plan designated as Group I participants who were also participants in this Plan as of June 1, 1988, shall have their benefits calculated under the Group II benefit program as well as under the Group I benefit program and shall be entitled to receive the higher benefit.

VIII.	CHANGE IN SUPPLEMENTARY BENEFIT

The retirement benefit provided under this Plan is subject to reduction after a participant’s retirement based on increases in his benefits under the RPSE due to Section 415 limit changes. Even though a change in the supplementary benefit may occur as provided in this Section, no change will occur to the participant’s aggregate benefits under this Plan and the RPSE. The Compensation Committee of the Board of Directors may, in its discretion, add years to a participant’s years of service for purposes of calculating the participant’s Supplementary Pension prior to the Participant’s participation in this Plan.

IX.	OPTIONAL METHODS OF PAYMENT

(Only applies as a Pre-2005 Provision)

A Participant may choose to have their Pre-2005 Benefit paid in any optional form that applies with respect to an employee’s pension under the RPSE, however, such optional form shall be independently elected (from the election made for the form of payment for the benefit under the RPSE) for the Supplementary Pension for which he may be eligible under this Plan. His Supplementary Pension shall be adjusted and paid using the same actuarial factors that would be used under the RPSE to adjust such comparable option.

X.	SURVIVOR BENEFIT

If an eligible employee dies before retirement or other termination of employment and a regular survivor benefit is payable to his surviving spouse under the RPSE, a regular survivor benefit shall also be payable to such surviving spouse under this Supplementary Pension Plan. Any such regular survivor benefit payable under this Plan shall be computed in the same manner as the regular survivor benefit under the RPSE but shall be based on the Supplementary Pension payable under this Plan. Any Survivor benefit that is attributable to Post 2004 Benefits will be paid in a lump sum within 75 days of the Participant’s death.

XI.	PAYMENT OF BENEFITS

(a)

All payments shall be made by the Trustee under the Trust Agreement for Goodyear Supplementary Pension Plan to the extent the assets held by such Trustee are sufficient to pay Supplementary Pension Benefits hereunder and, to the extent such assets are not sufficient or in the event the Trustee is precluded from making payments due to legal requirements or the insolvency of The Goodyear Tire & Rubber Company or an employer, such payments shall be made by The Goodyear Tire & Rubber Company from its general assets or by the employer from its general assets.

(b)	(only applies as a Pre-2005 Provision)

All Supplementary Pension Pre-2005 Benefits provided for hereunder shall normally be payable in monthly installments. The provision of the RPSE regarding the dates of first and last payments of any pension or other amounts payable in installments shall be applicable to amount payable under this Plan.

(only applies as a Post-2004 Provision and with respect to Post-2004 Benefits) All Supplementary Pension Post-2004 Benefits provided for hereunder shall be paid as a lump sum. Such lump sum payments will be made within 90 days after separation from service to any Participant who is not a Specified Employee. Any Participant who is a Specified Employee shall be paid such lump sum on the first business day that is more than six months following the date of retirement. There is no adjustment to be made for the amount of the payment due to the six-month waiting requirement.

(c)	(only applies as a Pre-2005 Provision with respect to Pre-2005 Benefits)

During the period beginning 120 days prior to a participant’s retirement and ending 30 days prior to a participant’s retirement, the participant may elect to receive a lump sum settlement of the Supplementary Pension Benefits payable under this Plan, subject to the following:

(i)	The election to receive a lump sum settlement must meet the requirements of Article IX of this Plan.

(ii)

The election to receive a lump sum settlement must be approved and accepted by the Pension Board, which shall approve such election only if it determines, in its sole discretion, that a lump sum settlement is in the best interests of the participant and his spouse.

(iii)	The election to receive a lump sum settlement, once approved, shall be irrevocable.

(iv)

The amount of the lump sum settlement shall be computed by applying the rate in effect under the RPSE at the time the lump sum settlement is to be made and the other actuarial assumptions contained in the RPSE in effect at that time.

(d)

An employee’s beneficiary for the purpose of this Plan shall be the beneficiary designated by him under the RPSE. The provisions of the RPSE with respect to amounts payable to a surviving spouse or beneficiary and selection of a beneficiary shall apply to amounts payable under this Supplementary Pension Plan and the selection of a beneficiary under this Plan.

XII.	ADMINISTRATION OF HOSPITAL INSURANCE TAXES

Due to the enactment of the Omnibus Budget Reconciliation Act of 1993, effective January 1, 1994, the benefits payable under this Plan became subject to Hospital Insurance taxes. The Company reserves the right to administer those taxes pursuant to its good faith interpretation of the applicable laws and its business judgment. Those taxes may be withheld from monthly benefits payable hereunder or may be deducted from lump-sum payments due hereunder. It may be necessary in administering such taxes to calculate the lump-sum present value of the benefit and pay taxes on such value, regardless of method of payment, in which event the Participant may be required to pay the applicable taxes at the time they are deemed to be due, prior to the time full payment of the benefits hereunder is received. The Company reserves the right to deduct taxes paid by it on the lump-sum present value of the benefit from monthly benefit payments until recouped if other arrangements are not made for payment of taxes by the Participant.

XIII.	FORFEITURE OF BENEFITS

(a)

Entitlement to Supplementary Pension. To be entitled to retire and receive a Supplementary Pension, a Participant must have attained normal retirement age (age 65) with five (5) years of service, have thirty years of service or attain age 55 with ten (10 years) of service. To receive a Supplementary pension for a Disability Retirement [or, with respect to Post-2004 Benefits, upon becoming disabled] the Participant must have 10 years of Continuous Service.

(b)

Detrimental Conduct. The right of any participant to a benefit under this Plan will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited in the event such participant (i) at any time subsequent to the effective date wrongfully discloses any secret process or trade secret of the Goodyear Companies, or (ii) engages, either directly or indirectly, as an officer trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that, within the ten-year period following his retirement, sells products in competition with products manufactured or sold by the Goodyear Companies. A participant who applies for a lump sum benefit as provided under the Plan shall be required at the time of such application to warrant that such participant will not commit any conduct which would cause a forfeiture of his benefits and also agree to refund to The Goodyear Tire & Rubber Company his lump sum benefit in the event his conduct constitutes a forfeiture of benefits as provided in this Article of the Plan.

XIV.	ADMINISTRATION

(a)

The Goodyear Tire & Rubber Company shall be the general administrator of this Plan. The routine administration of the Plan, except as otherwise provided in Section XVI, shall be by the Pension Board which shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with this Plan.

(b)

In the administration of this Plan, the Pension Board may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Company.

(c)

The decision or action of the Pension Board in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

XV.	TERMINATION, SUSPENSION OR AMENDMENT

(a)

The Board of Directors may terminate, suspend or amend this Plan at any time or from time to time, in whole or in part subject to the requirements of this Article. However, no such termination, suspension or amendment shall adversely affect (1) the benefits of any employee who has theretofore retired or (2) the right of any then current employee to receive upon retirement, or of his surviving spouse or beneficiary to receive upon his death, the amount as a Supplementary Pension or survivor benefit, as the case may be, to which such person would have been entitled under this Plan prior to its termination, suspension or amendment taking into account the employee’s Continuous Service and Average Earnings calculated as of the date of such termination, suspension or amendment; provided, however, that this sentence shall not apply to any such termination, suspension or amendment certified by the Board of Directors as having been authorized by them by reason of a finding by said Board that a change has occurred in the laws (or the interpretation of such laws) applicable to the Company, this Plan or the eligible employees.

(b)

Notwithstanding the foregoing, no termination or amendment of this Plan may accelerate payment of Post-2004 Benefits to any Participant except under the following conditions subject to the mandatory six-month delay for Specified Employees:

(1)

The Company may terminate and liquidate the Plan within 12 months of a corporate dissolution truced under section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(l)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier the taxable year in which the amount is actually or constructively received): (a) the calendar year in which the Plan termination and liquidation occurs; (b) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (c) the first calendar year in which the payment is administratively practicable.

(2)

The Company may terminate and liquidate the Plan pursuant to irrevocable action taken by the Board of Directors within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury Regulation §1.409A-3(i)(5)), provided that this paragraph will only apply to a payment under a plan if all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-

l(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

(3)

The Company may terminate and liquidate the Plan, provided that (a) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (b) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulation §1.409-1(c) if any Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (c) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (d) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (e) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation §1.409A-l(c) if the same service provider participated in both plans, at any time within three years following the date the service recipient takes all necessary action to irrevocably terminate and liquidate the Plan.

XVI.	ADJUSTMENTS IN SUPPLEMENTARY PENSION FOLLOWING RETIREMENT

If the Pension payable under the RPSE to any employee is increased following his retirement as a result of a general increase in the pension payable to retired employees under this Plan, which becomes effective after January 1, 1978, the amount of the Supplementary Pension thereafter payable to such employee under this Supplementary Pension Plan shall be determined by the Board of Directors. In no event shall the amount equal to the sum of the employee’s retirement benefits the employee receives at retirement under the RPSE and under this Supplementary Pension Plan be reduced by any adjustments in the supplementary Pension following retirement.

XVII.	GENERAL CONDITIONS

(a)	No pension or other benefit provided under the Plan may be alienated, sold, transferred, assigned, pledged or encumbered, in whole or in part; nor shall any such pension or other benefit be subject to any claim of any creditor or to garnishment, attachment or other legal process; and any attempt to accomplish the same shall be void. All pensions and other benefits shall be payable in United States dollars.

(b)

The adoption and maintenance of the Plan shall not be deemed to constitute a contract with any employee or to be consideration for, an inducement to, or a condition of, the employment of any employee. None of the Goodyear Companies shall have any liability to provide pensions or other benefits under the Plan except as expressly provided herein, and no employee, unless and until his retirement or other termination of employment occurs while the Plan is in full force and effect and under conditions or eligibility for pension or other benefit, shall have any right to a pension or other benefit under the Plan. Employment rights shall not be enlarged or affected by reason of any provision of the Plan.

(c)

The obligation of the Goodyear Companies under the Plan to provide an employee or his beneficiary with a Supplementary Pension merely constitutes the unsecured promise of the Goodyear Companies to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Goodyear Companies or the Trustee under the Trust Agreement for Goodyear Supplementary Pension Plan.

(d)

Notwithstanding anything to the contrary contained in the Plan, (i) an employee’s right to a normal retirement pension under the Plan shall be nonforfeitable (except as provided in Section XIII) upon and after the date he attains his normal retirement age, and (ii) in the event of the termination or a partial termination of the Plan, the rights of all employees who are affected by such termination to benefits accrued to the date of such termination, shall be nonforfeitable.

(e)

Compliance with Section 409A of the Code. (1) It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.

(2) Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(3) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

XVIII.	CLOSURE OF PLAN TO NEW PARTICIPANTS

Effective December 31, 2021, the Plan shall be closed to new participants and no employee of any of the Goodyear Companies shall be eligible to become a participant in the Plan on or after December 31, 2021. Except as modified with respect to closure of the Plan to new participants as described in this Article XVIII, all provisions of the Plan shall continue in full force and effect, including without limitation with respect to all current participants and any employee who becomes a participant prior to December 31, 2021.

EXECUTED this 6th day of December, 2021.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ Gary VanderLind
Gary VanderLind
Senior Vice President and Chief Human Resources Officer

Attest:

/s/ Daniel T. Young
Daniel T. Young
Secretary